Exhibit 99.1

FOR IMMEDIATE RELEASE


Contact:    James R. Conroy

            (212) 572-5980

            PANAVISION STOCKHOLDERS APPROVE MAFCO HOLDINGS MERGER
             PROPOSAL; RECAPITALIZATION OF PANAVISION CONSUMMATED

            (New York, New York and Woodland Hills , California, June 4,
1998)-- The stockholders of Panavision Inc. (NYSE: PVI) today approved the merger of a subsidiary of Mafco Holdings Inc. into Panavision. The merger and related recapitalization of Panavision were completed immediately thereafter. As a result of the recapitalization, Panavision has approximately 8.0 million shares of common stock outstanding, of which Mafco Holdings owns approximately 5.8 million, or about 72%. Prior to the recapitalization, Panavision had about 19.0 million shares outstanding.

            Under the terms of the transaction, Panavision stockholders could elect either to retain their shares or exchange them for cash. Stockholders who elected to exchange their shares for cash will receive, as a result of proration, approximately $25.72 in cash and .0475 of a share in recapitalized Panavision for each Panavision share formerly held. Funds for the Panavision recapitalization totaled approximately $600 million.

            Panavision Inc. is a leading designer and manufacturer of high-precision film camera systems, comprising cameras, lenses and accessories for the motion picture and television industries. Panavision systems are rented through its domestic and international owned and operated facilities and agent network.

             Mafco Holdings Inc. is a diversified private holding company. Among the operating companies in which it owns a controlling interest are Revlon, Inc., Consolidated Cigar Corporation and California Federal Bank.